Exhibit 2.1

ASSET PURCHASE AGREEMENT

between

INSURE.COM, INC.

and

QUINSTREET, INC.

Dated as of

October 9, 2009

-i-

TABLE OF CONTENTS

(continued)

-ii-

TABLE OF CONTENTS

(continued)

-iii-

EXHIBITS

EXHIBIT A	Disclosure Schedule
EXHIBIT B	Transition Services Agreement
EXHIBIT C	Bill of Sale
EXHIBIT D	Copyright Assignment Agreement
EXHIBIT E	Transferred Marks Assignment Agreement
EXHIBIT F	Domain Name Transfer Agreement
EXHIBIT G	Assumption Agreement
EXHIBIT H	Form of Seller’s Counsel’s Legal Opinion
EXHIBIT I	Form of Promissory Note

iv

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of October 9, 2009, is entered into by and between Insure.com, Inc., a Delaware corporation, (the “Seller”), and QuinStreet, Inc., a California corporation (“Purchaser” and, together with Seller, each a “Party” and, collectively, the “Parties”).

WHEREAS, among other websites, Seller is the owner and operator of those certain websites (including the content thereon and all associated software code) and those certain domain names associated with such websites identified in Section 2.1(a) of the Disclosure Schedule (collectively, the “Websites”);

WHEREAS, apart from other primary business activities, including, without limitation, selling certain insurance products, Seller generates customer leads and referral click traffic and publishes insurance information for consumers through the Websites (the “Transferred Business”); and

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Websites and certain other assets specified herein (collectively, the “Transferred Assets”), in consideration for the payments from Purchaser and Purchaser’s assumption of certain liabilities of Seller, each as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, Seller and Purchaser hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms. For purposes of this Agreement:

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Allocation Schedule” shall have the meaning as set forth in Section 7.5 of this Agreement.

“Ancillary Agreements” means the Transition Services Agreement, the Bill of Sale, the Copyright Assignment Agreement, Transferred Marks Assignment Agreement, the Domain Name Transfer Agreement, and the Assumption Agreement.

“Anniversary Payment” shall have the meaning set forth in Section 3.2(a)(ii) of this Agreement.

“Assets” of any Person means all of such Person’s right, title and interest in and to all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible and wherever situated), including Contracts and Intellectual Property.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(b) of this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3 of this Agreement.

“Bill of Sale” shall have the meaning set forth in Section 3.3(b) of this Agreement.

“Breach” of a representation, warranty, covenant, obligation or other provision means there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision.

“Business Day” means any day that is not a Saturday, a Sunday or a scheduled holiday of the Federal Reserve Bank of New York.

“Closing” shall have the meaning set forth in Section 3.1 of this Agreement.

“Closing Date” means the date of the Closing.

“Closing Payment” shall have the meaning set forth in Section 3.2(a)(i) of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended through the date hereof.

“Confidentiality Agreement” shall have the meaning set forth in Section 6.2 of this Agreement.

“Contract” means any legally binding agreement, written commitment, arrangement, lease, license, understanding or contract.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Copyright Assignment Agreement” shall have the meaning set forth in Section 3.3(c) of this Agreement.

“Copyrights” means all works of authorship, and all copyrights therein.

“Databases” means all proprietary databases and other data sets and compilations, whether written, electronic or in another form, and all documentation relating to the foregoing, including manuals, memoranda and records.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Disclosure Schedule” means the Disclosure Schedule attached hereto as EXHIBIT A, dated as of the date hereof, delivered by Seller to Purchaser in connection with this Agreement.

“Domain Name Transfer Agreement” shall have the meaning set forth in Section 3.3(e) of this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, lease, license, option, exception, reservation, limitation, impairment, imperfection of title, condition or known restriction of any nature or similar encumbrance.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” shall have the meaning set forth in Section 2.2 of this Agreement.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4 of this Agreement.

“Excluded Websites” shall have the meaning set forth in Section 2.2(a) of this Agreement.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time as consistently applied.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body with applicable jurisdiction.

“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is, has been or may in the future be issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Seller Contract with any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Indemnification Claim Dispute” shall have the meaning set forth in Section 8.5(c) of this Agreement.

“Indemnification Claim Notice” shall have the meaning set forth in Section 8.5(a) of this Agreement.

“Indemnified Party” means a Purchaser Indemnified Party or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means Seller pursuant to Section 8.2 and Purchaser pursuant to Section 8.3, as the case may be.

“Intellectual Property” shall mean and include all algorithms, application programming interfaces, databases and data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, lists, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, user interfaces, techniques, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from: (a) Patents, inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) Software; (c) Copyrights; (d) Trade Secrets; (e) Trademarks; (f) Databases; (g) Internet Properties; (h) publicity rights; and (i) moral rights; including in each case of (a) through (i) any registrations of, applications to register, and renewals and extensions, continuations, continuations-in-part, counterparts, divisions, or reissues of, and applications for, any of the foregoing with or by any governmental authority in any jurisdiction.

“Internet Properties” means all rights to Uniform Resource Locators and domain names.

“IRS” means the United States Internal Revenue Service.

“Knowledge of Seller” or similar terms used in this Agreement means any fact, matter or circumstance of which any individual identified on Section 1.1 of the Disclosure Schedule had actual knowledge after due inquiry.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation as of the date hereof.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or Governmental Order and those arising under any Contract, arrangement, commitment or undertaking.

“Loss” shall have the meaning set forth in Section 8.2 of this Agreement.

“Material Adverse Effect” shall mean any act, occurrence, fact, event, omission or circumstance (other than the effect of (i) the Agreement and transaction contemplated herein; (ii) general economic or political conditions; (iii) conditions or events affecting the internet commerce industry generally; (iv) conditions or events affecting the U.S. securities markets generally; or (v) changes in any Legal Requirements, except, with respect to each of (i) – (v), to the extent such effects disproportionately affect the Transferred Business or the Transferred Assets) which either is, or in the reasonable judgment of an experienced, prudent business person would be reasonably likely to be, material and adverse to the Transferred Business, the Transferred Assets or the underlying value of the Transferred Assets or results, or in the reasonable judgment of an experienced, prudent business person would be reasonably likely to result, in a reasonable decision not to purchase the Transferred Assets, taken as a whole, on the terms and conditions set forth in this Agreement.

“Open Source Code” means any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

“Ordinary Course of Business” means, with respect to the operation by Seller of the Transferred Business, the operation thereof in the ordinary course of business consistent with prior practices with respect to the operation thereof.

“Organizational Documents” means, with respect to a particular Person, the limited liability company agreement, limited partnership agreement, partnership agreement, certificate of formation, certificate of incorporation, bylaws or any other similar organizational document of such Person.

“Patents” means all patents and patent applications.

“Party” and “Parties” shall have the meanings set forth in the Preamble to this Agreement.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are (i) not yet due and payable or (ii) being contested by appropriate proceedings in good faith, in the case of clause (ii), for which an appropriate reserve has been established on Seller’s Financial Statements in accordance with GAAP, (b) statutory Encumbrances of landlords, lessors, carriers, warehousemen, mechanics and materialmen and other similar statutory Encumbrances imposed by Legal Requirements, in each case that are arising in the Ordinary Course of Business, that are not material individually or in the aggregate to Seller and, secure obligations not more than 60 days past due, (c) Encumbrances created by this Agreement or any of the Ancillary Agreements, or in connection with the Transactions, or by the actions of Purchaser and (d) Encumbrances set forth in Section 1.1 of the Disclosure Schedule.

“Permitted Purposes” shall have the meaning set forth in Section 6.1 of this Agreement.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is or has been commenced, brought, conducted or heard by or before, or that otherwise has involved or may involve, any Governmental Authority or any arbitrator or arbitration panel.

“Promissory Note” shall have the meaning set forth in Section 3.2(a)(ii) of this Agreement.

“Purchase Price” shall have the meaning set forth in Section 3.2(a) of this Agreement.

“Purchaser” shall have the meaning set forth in the Preamble to this Agreement.

“Purchaser Officers” means Timothy Stevens, Dan Caul, Scott Mackley, Jon Kelly, Jennie Kim, Genia Jacques and Bill Schmitt.

“Purchaser Indemnified Party” shall have the meaning set forth in Section 8.2 of this Agreement.

“Registered IP” shall mean (a) all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Authority, including all registered Patents, registered Copyrights and registered Trademarks, (b) all Internet Properties and (c) all applications for any of the foregoing.

“Registered Transferred IP” shall mean all Transferred IP that is Registered IP.

Each of the following shall be deemed to be a “Related Party”: (a) each individual who is an officer or director of Seller or any of its Affiliates; (b) each member of the immediate family of each of the individuals referred to in clause (a) above; and (c) any Entity in which any one of the individuals referred to in clauses (a) and (b) above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest.

“Remaining Business” shall have the meaning set forth in Section 6.3(d) of this Agreement.

“Representative” of a Person means such Person’s members, directors, controlling Persons, officers, employees, agents, partners and advisors (including attorneys, accountants, consultants, bankers, financial advisors and prospective sources of financing for the Transactions), as applicable.

“Sale” means the sale by Seller of the Transferred Assets to Purchaser pursuant to this Agreement.

“Seller” shall have the meaning set forth in the Preamble to this Agreement.

“Seller Contracts” means all Contracts of Seller or any Affiliate of Seller used solely in connection with or solely related to the Websites or Transferred Business.

“Seller Indemnified Party” shall have the meaning set forth in Section 8.3 of this Agreement.

“Seller IP Contract” shall mean any Seller Contract to which Seller is a party or by which Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property or Intellectual Property Right or that relates to any Transferred IP.

“Seller Organizational Documents” shall have the meaning set forth in Section 2.2(h) of this Agreement.

“Seller Privacy Policy” means each privacy policy of Seller relating to the Websites, including any policy relating to the Transferred Business in effect at any time within the two year period prior to the Closing Date.

“Seller Records” means Seller’s accounting, business, advertiser and financial records to the extent that they relate to the Transferred Assets. In addition, the advertiser records included in the Seller Records must include in the leads and click data, the identity of the “advertiser” (i.e., the lead buyer, including when Seller is using the lead itself).

“Software” means all computer software and firmware, including data files other than any personal or user data, source code, object code and software-related specifications and documentation.

“Specified Representations” shall have the meaning set forth in Section 8.1 of this Agreement.

“Straddle Period” shall have the meaning set forth in Section 7.2 of this Agreement.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities controlled by such Person.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative, minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever in the nature of a tax (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), and any penalties and interest with respect thereto.

“Tax Return” means any report, return, election, document, estimated tax filing, declaration or other filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes, including any amendments thereto.

“Third Party” means any Person or group other than a Party hereto.

“Third Party Claim” shall have the meaning set forth in Section 8.6 of this Agreement.

“Trademarks” means all registered and common law trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos, trademark and service mark registrations and applications, and the goodwill associated therewith.

“Trade Secrets” means all trade secrets, business, technical and know-how information, non-public information and confidential information and rights to limit the use or disclosure thereof by any Person.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the Sale.

“Transfer Taxes” shall have the meaning set forth in Section 7.1 of this Agreement.

“Transferred Assets” means only the Assets purchased by Purchaser as set forth in Section 2.1 of this Agreement.

“Transferred Business” shall have the meaning set forth in the Preamble to this Agreement.

“Transferred Business Governmental Authorizations” shall have the meaning set forth in Section 4.9.

“Transferred IP” shall mean all Intellectual Property and Intellectual Property Rights owned (whether exclusively, jointly with another Person, or otherwise) by Seller that is used in, or necessary for, or arises out of the operation of the Websites and Transferred Business as currently conducted, including all Intellectual Property Rights in or pertaining to the Transferred Website Content.

“Transferred Software” shall have the meaning set forth in Section 4.6(k) of this Agreement.

“Transferred Trademarks” shall have the meaning set forth in Section 4.6(g)(ii) of this Agreement.

“Transferred Website Content” means all content on the Websites (whether placed thereon by Seller, users or other third parties).

“Transition Services Agreement” shall have the meaning set forth in Section 3.3(a) of this Agreement.

“Transferred Marks Assignment Agreement” shall have the meaning set forth in Section 3.3(d) of this Agreement.

“URL” means a uniform resource locator.

“Website Tools” shall have the meaning set forth in Section 4.6(s) of this Agreement.

“Websites” shall mean the websites (including the content thereon and all associated software code) and the domain names associated with such websites identified in Section 2.1(a) of the Disclosure Schedule.

1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(f) when a reference is made in this Agreement to Seller having delivered a document to Purchaser, such reference shall include Seller having included such document on the virtual data site created for purposes of the Transactions

(g) references to “$” or “dollars” and words of similar import, when used in this Agreement, refer to United States Dollars; and

(h) references to a Person are also to its successors and permitted assigns.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS

2.1 Transfer of Assets. At the Closing, and upon the terms and conditions herein set forth, Seller shall sell, transfer, convey, assign and deliver to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances, and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under only the following assets, properties and rights, as the same exist on the date hereof, wherever located, together with all rights belonging or appertaining to the same in any way (collectively, the “Transferred Assets”):

(a) the Websites;

(b) subject to Section 6.5(b) and (c), all of Seller’s rights under all Seller Contracts that are specifically identified in Section 2.1(b) of the Disclosure Schedule (the “Assumed Contracts”);

(c) all Transferred IP;

(d) originals or copies of all Seller Records;

(e) to the extent transferable under applicable Legal Requirements, all rights of Seller solely relating to the Transferred Assets under Governmental Authorizations (other than Seller’s insurance licenses and other Governmental Authorizations required to conduct business as an insurance agent or brokerage), if any;

(f) originals or copies of reports of Seller relating to leads and clicks generated through the Websites as the same solely relate to the Transferred Assets;

(g) all revenue generated from the Websites for the period beginning after the Closing (except as set forth in the Transition Services Agreement);

(h) the pay per click accounts with Google™, Yahoo™ and/or MSN™;

(i) all of the Website Tools other than the Website Tool listed in Section 2.1(i) of the Disclosure Schedule;

(j) all of the assets listed in Section 2.1(j) of the Disclosure Schedule; and

(k) all goodwill relating to the foregoing.

2.2 Excluded Assets. The Transferred Assets do not include any other Assets of the Seller other than the Transferred Assets explicitly listed in Section 2.1 hereof (all Assets not being acquired by Purchaser are herein referred to as the “Excluded Assets”), including, without limitation, the following Assets of the Seller:

(a) the websites (including the content thereon and all associated software code) and the domain names associated with such websites identified in Section 2.2(a) of the Disclosure Schedule (the “Excluded Websites”);

(b) any Assets of Seller that are not primarily used in the Transferred Business;

(c) all cash and cash equivalents (including marketable securities and short term investments), bank deposits, bank accounts, accounts receivable and other current assets of Seller;

(d) any furniture, fixtures, equipment (including motor vehicles), computer hardware, office equipment and apparatuses, tools, machinery and supplies and other tangible property of Seller;

(e) Seller’s life insurance quoting engine;

(f) Seller’s insurance licenses and other Governmental Authorizations to conduct business as an insurance agent or brokerage;

(g) all rights of Seller arising under this Agreement and any Ancillary Agreement;

(h) Seller’s corporate seal, minute book, charter documents, stock certificates, stock records and other Organizational Documents (together, the “Seller Organizational Documents”);

(i) any capital stock of Seller;

(j) all Tax assets of any nature including, without limitation, refunds of any Taxes of the Seller and all tax records and Tax Returns of the Seller;

(k) all equity interests Seller holds in any other Person, including any of Seller’s Subsidiaries; and

(l) any assets set forth in Section 2.2(k) of the Disclosure Schedule.

2.3 Assumption of Liabilities. At the Closing, Purchaser shall assume, and Purchaser shall hereafter pay, perform, satisfy and discharge when due, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) all liabilities and obligations of Seller under the Assumed Contracts (including Assumed Contracts subject to Sections 6.5(b) or (c) below), but only to the extent such liabilities and obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by Seller of any provision of any of such Assumed Contracts and (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Assumed Contracts;

(b) all Liabilities for Taxes relating to or arising out of the Transferred Assets or the operation of the Transferred Business after the Closing Date except for such Taxes that are the responsibility of Seller pursuant to Article VII;

(c) to the extent expressly provided for under the Transition Services Agreement, all Liabilities arising out of or relating to the Transferred Assets incurred after the Closing Date; and

(d) all Liabilities listed in Section 2.3 of the Disclosure Schedule.

2.4 Excluded Liabilities. Seller shall retain and shall hereafter pay, perform, satisfy and discharge when due, all Liabilities other than Assumed Liabilities, including, without limitation, the following Liabilities (the “Excluded Liabilities”):

(a) all Liabilities relating to or arising out of the Excluded Assets;

(b) all Liabilities arising out of any transaction or obligation incurred by Seller on or after the Closing Date, except for Liabilities arising out of or related to the Transferred Assets to the extent expressly provided for under the Transition Services Agreement;

(c) all Liabilities for or in connection with any dividends, distributions or redemptions with respect to any security of Seller or its Affiliates;

(d) any expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the Ancillary Agreements and the consummation of the Transactions;

(e) all Liabilities for Taxes relating to the operation of the Transferred Business, or arising out of the Transferred Assets prior to the Closing Date except for such Taxes that are the responsibility of Purchaser pursuant to Article VII;

(f) any Liability of Seller to any current or former employee, contractor or other service provider of Seller, including for severance pay and accrued vacation payments;

(g) any Liability of Seller to any Affiliate of Seller; and

(h) any other Liability that is not referred to specifically in Section 2.3.

ARTICLE III

CLOSING; CONSIDERATION

3.1 Closing. Subject to the terms and conditions of this Agreement, the sale and purchase of the Transferred Assets contemplated by this Agreement shall take place at a closing (the “Closing”) to be held concurrent with the execution of this Agreement.

3.2 Consideration. The aggregate consideration for the sale and transfer of the Transferred Assets shall be:

(a) $16,000,000 payable in United States Dollars (the “Purchase Price”), payable as follows:

(i) on the Closing Date, Purchaser shall pay to Seller an amount in cash equal to $15,000,000 (the “Closing Payment”); and

(ii) on the Closing Date, Purchaser shall deliver to Seller a promissory note in the form attached hereto as EXHIBIT I (the “Promissory Note”), which Promissory Note shall provide that Purchaser will pay Seller $1,000,000 on the one year anniversary of the Closing (such payment, the “Anniversary Payment”); and.

(b) the assumption by Purchaser of the Assumed Liabilities.

All payments of the Purchase Price shall be made by wire transfer or as otherwise directed by Seller in writing when due pursuant to the terms of this Agreement.

3.3 Seller’s Deliveries. At the Closing, Seller shall deliver to Purchaser:

(a) the Transition Services Agreement in substantially the form attached hereto as EXHIBIT B (the “Transition Services Agreement”), executed by an authorized officer of Seller;

(b) a Bill of Sale and Assignment in substantially the form attached hereto as EXHIBIT C (the “Bill of Sale”), executed by an authorized officer of Seller;

(c) a Copyright Assignment Agreement in substantially the form attached hereto as EXHIBIT D transferring all of the Copyrights comprised in the Transferred IP to Purchaser (the “Copyright Assignment Agreement”), executed by an authorized officer of Seller;

(d) a Transferred Marks Assignment Agreement in substantially the form attached hereto as EXHIBIT E transferring all of the Trademarks comprised in the Transferred IP to Purchaser (the “Transferred Marks Assignment Agreement”), executed by an authorized officer of Seller;

(e) a Domain Name Transfer Agreement in substantially the form attached hereto as EXHIBIT F transferring all of the Websites to Purchaser (the “Domain Name Transfer Agreement”), executed by an authorized officer of Seller;

(f) a certificate, in form and substance reasonably satisfactory to Purchaser, of a Secretary, Assistant Secretary or other similar officer of Seller certifying as to the resolutions of the board of directors of Seller approving and authorizing this Agreement, the Ancillary Agreements and the Transactions;

(g) a good standing certificate of Seller issued by the Secretary of State of the State of Delaware, dated as of a recent date;

(h) copies of each Assumed Contract;

(i) those consents to assignment executed by Third Parties under certain Assumed Contracts as set forth on Schedule 3.3(i);

(j) a legal opinion from counsel to Seller substantially in the form attached hereto as EXHIBIT H;

(k) a completed and executed certificate of evidence of non-foreign status that complies with Treasury Regulation Section 1.1445-2(b)(2);

(l) evidence of ownership and control of, full access to and ability to utilize, all existing accounts with service providers required to operate and send traffic to the Websites including, but not limited to, registrars accounts and pay per click campaigns sending traffic to the Websites shall be transferred to Purchaser, including but not limited to the transfer of billing information and all login and password information related to such accounts;

(m) a fully zipped up set of source code for the Websites; and

(n) copies of the files for the databases for the Websites, including a data file dump of the CVS system related to the Transferred Assets.

3.4 Purchaser’s Deliveries. At the Closing, Purchaser shall deliver to Seller:

(a) the Closing Payment;

(b) the Transition Services Agreement in substantially the form attached hereto as EXHIBIT B, executed by an authorized officer of Purchaser;

(c) an executed instrument of assumption of liabilities with respect to the Assumed Liabilities substantially in the form of the Assumption of Liabilities Agreement attached hereto as EXHIBIT G ( the “Assumption of Liabilities”);

(d) a Copyright Assignment Agreement in substantially the form attached hereto as EXHIBIT D, executed by an authorized officer of Purchaser;

(e) a Transferred Marks Assignment Agreement in substantially the form attached hereto as EXHIBIT E, executed by an authorized officer of Purchaser;

(f) a Domain Name Transfer Agreement in substantially the form attached hereto as EXHIBIT F, executed by an authorized officer of Purchaser;

(g) a certificate, in form and substance reasonably satisfactory to Seller, of a Secretary, Assistant Secretary or other similar officer of Purchaser certifying as to the resolutions of the board of directors of Purchaser approving and authorizing this Agreement, the Ancillary Agreements and the Transactions;

(h) the Promissory Note, executed by an authorized officer of Purchaser;

(i) a good standing certificate of Purchaser issued by the Secretary of State of the State of California, dated as of a recent date; and

(j) a certificate, in form and substance reasonably satisfactory to Seller, of Purchaser’s Secretary certifying as to the due organization of the Purchaser and due authorization of this Agreement, the Ancillary Agreements and the Transactions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF SELLER

Except as specifically set forth in the disclosure schedule attached hereto as Exhibit A (the “Disclosure Schedule”), Seller hereby represents and warrants to Purchaser that the statements contained in this Article IV are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date. Notwithstanding anything to the contrary herein, (1) the representations and warranties set forth in this Article IV are made for the purpose of allocating contractual risk between the parties hereto and shall not constitute or be deemed to be an admission of fact to any third party concerning any item set forth herein and (2) the use and meaning of the term “material” (and variations thereof) herein may be different from the use and meaning of such term under applicable securities laws.

4.1 Due Organization; Power; No Subsidiaries; Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own, operate or lease the Transferred Assets. Seller is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to own, operate or lease the Transferred Assets, except where the failure to be so qualified does not constitute a Material Adverse Effect. Seller has only operated the Transferred Assets through Seller and not through any Subsidiary or other Entity and no Subsidiary of Seller or any other Entity in which Seller holds an interest owns any of the Transferred Assets. No proceeding contemplating the dissolution or liquidation of Seller or the winding up or cessation of Seller’s business or affairs is pending.

4.2 Due Authorization. The execution and delivery by Seller of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Seller. Except as otherwise provided in Section 4.2 of the Disclosure Schedule, Seller has the right, power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. Seller has obtained the unanimous approval of its board of directors for the approval of this Agreement, the Ancillary Agreements and the Transactions prior to the execution of this Agreement. This Agreement and each of the Ancillary Agreements, when executed and assuming due authorization, execution and delivery by Purchaser, have been duly executed and delivered by Seller and constitute valid and legally binding obligations of Seller enforceable in accordance with their respective terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or other similar laws affecting the enforcement of creditors rights in general, or by general principles of equity.

4.3 No Conflict; Third Party Consents. Except as otherwise provided in Section 4.3 of the Disclosure Schedule, the execution and delivery of this Agreement, the Ancillary Agreements, and the consummation of the Transactions, will not (a) violate or conflict with the provisions of Seller’s certificate of incorporation or bylaws, (b) result in the imposition of any Encumbrance (other than the rights of Purchaser hereunder) upon any of the Transferred Assets, (c) cause the acceleration, cancellation or material modification of any obligation under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, or result in the loss of a material benefit under, any Contract to which Seller is a party or by which Seller or the Transferred Assets are bound or (d) result in a material breach or violation by Seller of any of the terms, conditions or provisions of any Legal Requirement, Governmental Authorization or Governmental Order solely with respect to the Transferred Assets, except as set forth on Section 4.3(d) of the Disclosure Schedule. Except as set forth on Section 4.3(d) of the Disclosure Schedule, Seller is not required to give any notice to any Person, and except as set forth on Section 4.3(e) of the Disclosure Schedule, no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Seller of this Agreement or any of the Ancillary Agreements or the consummation of the Transactions.

4.4 Absence of Changes. Since June 30, 2009, (i) each of Seller and its Subsidiaries has, in all material respects, operated the Websites and the Transferred Assets in the Ordinary Course of Business consistent with past practice; (ii) there has not occurred any change, event or condition that is a Material Adverse Effect; (iii) Seller has not commenced or settled any legal proceedings relating to the Transferred Assets, and (iv) there has not been any termination of or material amendment to or waiver by Seller under any Assumed Contract.

4.5 No Undisclosed Liabilities. Except as otherwise disclosed in Section 4.5 of the Disclosure Schedule, neither Seller nor any of its Subsidiaries has any Liabilities of any nature with respect to the Transferred Assets (whether accrued matured or unmatured, fixed or contingent or otherwise), and Seller knows of no basis for the assertion of any claim or Liability relating to the Transferred Assets.

4.6 Intellectual Property; Privacy.

(a) Registered IP. Section 4.6(a) of the Disclosure Schedules identifies: (i) each item of Registered Transferred IP; (ii) the jurisdiction in which each such item of Registered Transferred IP has been registered or filed and the applicable registration or serial number; and (iii) any other Person that has an ownership interest in each such item of Registered Transferred IP and the nature of such ownership interest. Section 4.6(a) of the Disclosure Schedule also identifies: (1) with respect to each Website, the registrar for the domain name of such Website; and (2) each Trademark that is Transferred IP but that is not Registered Transferred IP.

(b) Inbound Licenses. Section 4.6(b) of the Disclosure Schedule identifies: (i) each Seller IP Contract pursuant to which any Intellectual Property (including, without limitation, any data contained on the Websites or Website Tools) or Intellectual Property Right is or has been licensed, sold, assigned, or otherwise conveyed or provided (including in the form of a covenant not to assert) by any Person to Seller (other than agreements between Seller and its employees in Seller’s standard form thereof); and (ii) whether the licenses or rights granted to Seller in each such Seller IP Contract are exclusive or non-exclusive. Each such Seller IP Contract shall be deemed to be an Assumed Contract, regardless of whether or not specifically identified in Section 2.1(b) of the Disclosure Schedule.

(c) Outbound Licenses. Section 4.6(c) of the Disclosure Schedule identifies each Seller IP Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Transferred IP. Seller is not bound by, and no Transferred IP is subject to, any Seller IP Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, or enforce any Transferred IP anywhere in the world.

(d) Royalty Obligations. Section 4.6(d) of the Disclosure Schedule contains a complete and accurate list of all royalties, fees, commissions, and other amounts payable by Seller to any other Person (other than sales commissions paid to employees according to Seller’s standard commissions plan) upon or for the manufacture, sale, distribution or use of any Transferred IP.

(e) Standard Form IP Agreements. Seller has provided to the Purchaser a complete and accurate copy of Seller’s standard form of any Seller IP Contract currently used by Seller or currently in effect, including Seller’s standard form of: (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any assignment or license of Intellectual Property Rights; (iii) confidentiality or nondisclosure agreement; and (iv) end user terms and conditions of use of the Websites. Except as set forth in the Section 4.6(e) of the Disclosure Schedule, no Seller IP Contract materially deviates from the corresponding standard form agreement provided to Purchaser in any of the following manners: (1) any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in (including in the form of a covenant not to assert), any Transferred IP that is materially broader in scope than as set forth in the corresponding standard form agreement; (2) any Person has granted an assignment of, or license, right or other interest to, any Intellectual Property or Intellectual Property Right that is materially narrower in scope than as set forth in the corresponding standard form agreement (excluding any Seller IP Contract with any freelancer pursuant to which Seller is granted a shorter period of exclusive publication rights than as set forth in the corresponding standard form agreement provided to Purchaser); (3) Seller has undertaken any indemnification obligation that is materially broader in scope than as set forth in the corresponding standard form agreement; (4) any Person has undertaken any indemnification obligation that is materially narrower in scope than as set forth in the corresponding standard form agreement; or (5) any limitation of liability provision materially deviates from the corresponding standard form agreement.

(f) Ownership Free and Clear. Seller exclusively owns all right, title and interest to and in the Transferred IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Seller IP Contracts identified in Section 4.6(c) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary to establish, perfect and maintain the rights of Seller in the Transferred IP have been filed in a timely manner with the appropriate Governmental Authority, copies of which have been provided to the Purchaser.

(ii) Employees and Contractors. Except as set forth in Section 4.6(f)(ii) of the Disclosure Schedule, each Person who is or was an employee or contractor of Seller and who is or was involved in the creation or development of any Transferred IP has signed a valid, enforceable agreement with Seller containing an assignment of Intellectual Property Rights pertaining to such Transferred IP to Seller and confidentiality provisions protecting the Transferred IP. No current or former stockholder, officer, director or employee of Seller has any claim, right (whether or not currently exercisable) or interest to or in any Transferred IP. To the Knowledge of Seller, no employee of the Transferred Business is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Seller or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his or her activities as an employee of Seller. To the Knowledge of the Seller, each Person who is or was an employee or contractor of a third party who is or was involved in the creation or development of any Transferred IP which has been assigned by such third party to Seller, has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Transferred IP in relation to such third party (enabling such rights to be assigned from such third party to Seller) and confidentiality provisions protecting the Transferred IP.

(iii) Government Rights. No funding, facilities or personnel of any Governmental Authority or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Transferred IP.

(iv) Protection of Proprietary Information. Seller has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Transferred Assets. Without limiting the generality of the foregoing, no portion of the source code for any Transferred Software has been disclosed or licensed to any escrow agent or other Person.

(v) Past IP Dispositions. Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person that, absent such assignment or transfer, would constitute Transferred IP.

(vi) Standards Bodies. Seller is and has not been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any other Person any license or right to any Transferred IP.

(g) Valid and Enforceable.

(i) Misuse and Inequitable Conduct. Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Transferred IP that is Registered IP.

(ii) Trademarks. No trademark or trade name owned, used or applied for by Seller in connection with the Transferred Assets (collectively, the “Transferred Trademarks”) is confusingly similar with any trademark or trade name owned, used or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any Transferred Trademark.

(iii) Legal Requirements and Deadlines. Each item of Transferred IP that is Registered IP is and at all times has been in compliance with all Legal Requirements and all filings, payments and other actions required to be made or taken to maintain such item of Transferred IP in full force and effect have been made by the applicable deadline, except where such failure would not have a Material Adverse Effect on the Transferred Business. No application for a copyright or trademark registration or any other type of Registered IP filed by or on behalf of Seller in connection with the Transferred Business has been abandoned, allowed to lapse or rejected, except where such failure would not have a Material Adverse Effect on the Transferred Business.

(iv) Interference Proceedings and Similar Claims. Except as set forth in Section 4.6(g)(iv) of the Disclosure Schedule, no third party has challenged the scope, validity or enforceability of any Transferred IP in any Proceeding. To the Knowledge of Seller, there is no reasonable basis for a claim that any Transferred IP is invalid or unenforceable.

(h) Third-Party Infringement of Transferred IP. To the Knowledge of Seller, no Person is currently infringing, misappropriating or otherwise violating, any Transferred IP. Section 4.6(h) of the Disclosure Schedule identifies (and Seller has provided to Purchaser a complete and accurate copy of each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by Seller or any Representative of Seller regarding any actual, alleged or suspected infringement or misappropriation of any Transferred IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(i) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Transferred IP, (ii) a breach of or default under any Seller IP Contract, (iii) the release, disclosure, or delivery of any Transferred IP by or to any escrow agent or other Person, or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Transferred IP.

(j) No Infringement of Third Party IP Rights. Except as set forth in Section 4.6(j) of the Disclosure Schedule, solely in connection with the Transferred Assets and Transferred Business, Seller has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person or engaged in unfair competition. Seller has not received written notification that any of the Transferred Assets infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates or makes unlawful use of any Intellectual Property Right of any other Person. Except as set forth in Section 4.6(j) of the Disclosure Schedule, to the Knowledge of Seller, there is no reasonable basis for a claim that any Transferred Asset infringes, violates or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. No infringement, misappropriation or similar claim or Proceeding is pending or, to the Knowledge of Seller, threatened against Seller (or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller) with respect to such claim or Proceeding with respect to the Transferred Assets. Other than any notice of infringement received by Seller under the Digital Millennium Copyright Act with respect to which Seller has expeditiously removed or disabled access to the materials claimed to be infringing in such notice, or cease and desist or other similar letters from third parties that were not material or that were otherwise resolved in the Ordinary Course of Business, where such resolution would not have a material and adverse effect on the Business, Seller has not received, within the four-year period preceding the Closing Date (or, in the case of any allegation of Patent infringement, within the two-year period preceding the Closing Date), any notice (whether in writing, via electronic communication or otherwise) (a) alleging infringement, misappropriation, or violation by the Transferred Assets of any Intellectual Property Rights of another Person or (b) asserting that Seller must (or suggesting that Seller) obtain a license to any Intellectual Property Right of another Person.

(ii) Other Infringement Liability. Seller is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification provisions in Seller’s standard forms of Seller IP Contracts) with respect to the Transferred Assets.

(iii) Infringement Claims Affecting In-Licensed IP. To the Knowledge of Seller, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to Seller in connection with the Transferred Assets is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect the use or exploitation of such Intellectual Property or Intellectual Property Right by Seller in connection with the operation of the Transferred Assets.

(k) Bugs. To the Knowledge of the Seller, none of the software included in the Transferred Assets at any time since January 1, 2007 (excluding any third-party software that is generally available on standard commercial terms and is licensed to Seller solely for internal use on a non-exclusive basis) (collectively, “Transferred Software”) (i) contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Transferred Software or any product or system containing or used in conjunction with such Transferred Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality or performance of such Transferred Software. Seller has provided to Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Transferred Software.

(l) Harmful Code. To the Knowledge of the Seller, no Transferred Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (b) damaging or destroying any data or file without the user’s consent.

(m) Open Source. Section 4.6(m) of the Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in or used in the development of the Transferred Software, and (ii) the applicable license terms for each such item of Open Source Code. No Transferred Software contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that (i) impose or could impose a requirement or condition that any Transferred Software or part thereof (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making modifications or derivative works, or (C) be redistributable at no charge, or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of Seller to use or distribute any Transferred Software.

(n) Privacy. Seller has complied in all material respects with all of the Seller Privacy Policies and with all applicable Legal Requirements pertaining to privacy. Neither the execution, delivery, or performance of this Agreement (or any of the Ancillary Agreements) nor the consummation of any of the Transactions will result in any violation of any Seller Privacy Policy or any applicable Legal Requirement pertaining to privacy.

(o) “Black Hat” SEO. Except as set forth in Section 4.6(o) of the Disclosure Schedule, solely with respect to the Websites, Seller has not engaged in any “black hat” techniques for search engine results optimization, meaning any of the following practices: (1) link farming, meaning using websites that Seller owns or controls to secure links to the Websites or sites that link to the Websites; (2) cloaking, meaning deliberately showing different content to search engines and human users to influence Seller’s search ranking or the content displayed within search results; (3) doorway pages (similar to cloaking), meaning having a webpage that ranks for a phrase where the end user is then re-directed to a substantially different webpage (provided, that this technique is not a 301 webpage re-direct); (4) hidden text, meaning using text on a website that is not meant to be read, but is for search engines; (5) selling links or using disguised exchanges or otherwise accepting anything of value for a link from the Websites to another website; (6) website tools spam, including, without limitation, offering a website hit counter with a link back to a Website or any other means of getting a link back from a site owner without the their explicit knowledge (e.g., a wordpress theme download with a hidden link); and (7) purchasing paid links, including, without limitation, purchasing links through networks.

(p) PPC. Solely with respect to the Transferred Assets, in the two years preceding the Closing Date, Seller has only engaged in the pay per click campaigns set forth in Section 4.6(p) of the Disclosure Schedule. Seller does not and has not in the past two years engaged in either of the following pay-per-click tactics: (i) bidding on third party trademarks as keywords or (ii) using trademarks or terms confusingly similar to trademarks in the URL of a landing page or in any advertising copy. Except as set forth in Section 4.6(p) of the Disclosure Schedule, Seller: (x) has not received any pay per click bidding complaints or (y) issued any pay per click bidding complaints.

(q) Adsense and Other Advertising, Affiliate and Publisher Accounts. In the two-year period preceding the Closing Date, solely with respect to the Transferred Assets, Seller has not: (i) violated in any material respect the terms and conditions of Google’s AdSense program or any advertising, affiliate and publisher accounts that Seller has maintained in connection with the Websites; (ii) had Google or any other such advertising, affiliate or publisher account suspended or terminated by the operator of such account; or (iii) been prohibited by Google or any other Person from establishing an advertising, affiliate or publisher account in connection with any of the Websites under any taxpayer identification number. Solely with respect to the Transferred Assets, Section 4.6(q) of the Disclosure Schedule lists all of Seller’s advertising, affiliate and publisher accounts in the two-year period preceding the Closing Date.

(r) Accuracy of Data. The Website traffic reports, lead generation reports and click generation reports set forth in Section 4.6(r) of the Disclosure Schedule are accurate and complete in all material respects.

(s) Website Tools. Section 4.6(s) of the Disclosure Schedule is an accurate and complete list of all tools and widgets available on the Websites (the “Website Tools”). Except as set forth on Section 4.6(s) of the Disclosure Schedule, the Website Tools and all data, including third party data, associated with the Website Tools, are freely transferable without notice or consent. Seller has provided accurate and complete copies of all Seller Contracts for the Website Tools.

4.7 Contracts. Seller has delivered to Purchaser accurate and complete copies of all written Assumed Contracts, including all amendments thereto, and a written summary setting forth the terms and conditions of all oral Assumed Contracts (to the extent any exist). Each Assumed Contract is valid, binding and enforceable against Seller, and to the Knowledge of Seller, the other parties thereto in accordance with its terms, is in full force and effect, and will continue to be valid, binding and enforceable against Purchaser, and to the Knowledge of Seller, the other parties thereto on identical terms following the assignment thereof to Purchaser at Closing pursuant to this Agreement or following Closing pursuant to Section 6.5(b) of this Agreement. To the Knowledge of Seller, no party is in breach or default under any Assumed Contract, and to the Knowledge of Seller, no party has repudiated any such agreement or any provision thereof.

4.8 Compliance With Legal Requirements. Except as set forth in Section 4.8 of the Disclosure Schedule: (a) Seller is, and at all times since January 1, 2007 has been, in compliance in all material respects with each applicable Legal Requirement to which the Transferred Business, any of the Transferred Assets or the Assumed Liabilities are subject; (b) to the Knowledge of Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to constitute or result directly or indirectly in a material violation by Seller of, or a material failure on the part of Seller to comply with, any applicable Legal Requirement to which the Transferred Business, any of the Transferred Assets or the Assumed Liabilities are subject; and (c) Seller has not received, at any time since January 1, 2007, any written notice or, to the Knowledge of Seller, any other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any applicable Legal Requirement to which any of the Transferred Assets or the Assumed Liabilities are subject, or (ii) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

4.9 Governmental Authorizations. Seller holds all material Governmental Authorizations (“Transferred Business Governmental Authorizations”) necessary to permit Seller to own and use the Transferred Assets in the manner in which they are currently owned and used. Each of the Transferred Business Governmental Authorization is valid and in full force and effect. Seller is and at all times has been in material compliance with all of the terms and requirements of each of the Transferred Business Governmental Authorization. To the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that would reasonably be expected (with or without notice or lapse of time) to (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any of Seller’s Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any of Seller’s Governmental Authorization. Seller has not received, and, to the Knowledge of Seller, no employee of Seller has ever received, any notice or other communication (in writing or otherwise) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Transferred Business Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination or modification of any Transferred Business Governmental Authorization. All applications required to have been filed for the renewal of any of the Transferred Business Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Authority.

4.10 Tax Matters.

(a) Except as set forth in Section 4.10 of the Disclosure Schedule, Seller has filed all material Tax Returns required to be filed by it concerning or attributable to the Transferred Assets or the Assumed Liabilities, each such Tax Return has been prepared in compliance with all material applicable Legal Requirements, and all such Tax Returns are true and accurate in all respects.

(b) All Taxes concerning or attributable to the Transferred Assets or the Assumed Liabilities required to have been paid by Seller have been paid in full. Any Tax required to have been withheld from amounts owing to any employee or other Person or collected from any other Person by Seller with respect to the Transferred Assets of the Assumed Liabilities has been withheld and collected and (to the extent required) all such Taxes have been paid to the appropriate Governmental Authority.

(c) No examination or audit of any Tax Return concerning or attributable to the Transferred Business, the Transferred Assets or the Assumed Liabilities has ever been conducted.

(d) No claim or other Proceeding is pending or to the Knowledge of the Seller has been threatened against or with respect to Seller in respect of any Tax concerning or attributable to the Business, the Transferred Assets or the Assumed Liabilities. There are no unsatisfied Liabilities for Taxes (including Liabilities for interest, additions to tax and penalties thereon and related expenses) concerning or attributable to the Transferred Business, the Transferred Assets or the Assumed Liabilities with respect to any notice of deficiency or similar document received by Seller. There are no liens for Taxes on the assets of Seller (other than liens for Taxes not yet due and payable).

(e) Seller is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

4.11 Independent Contractors. Section 4.11 of the Disclosure Schedule accurately sets forth, with respect to each independent contractor who has performed services with respect to the Transferred Assets in the two years prior to the date hereof, including each independent contractor performing services through an intermediary and each independent contractor who created and/or supplied Transferred Website Content: (i) the name of such independent contractor; and (ii) a brief description of such independent contractor’s duties and responsibilities.

4.12 Insurance. There is no pending claim under or based upon any of the insurance policies covering the Transferred Assets; and to the Knowledge of the Seller, no event has occurred, and no condition or circumstance exists, that could reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

4.13 Related Party Transactions. No Related Party has any direct or indirect interest of any nature in any of the Transferred Assets or Assumed Liabilities. No Related Party has entered into, or has had any direct or indirect financial interest in, the Transferred Assets or the Assumed Liabilities. No officer or director of Seller and, to the Knowledge of Seller, no other Related Party is competing, or has at any time since January 1, 2007 competed, directly or indirectly, with the Transferred Assets.

4.14 Proceedings; Orders. There is no pending Proceeding, and to the Knowledge of the Seller, no Person has threatened to commence any Proceeding: (i) that involves the Transferred Assets or the Assumed Liabilities (whether or not Seller is named as a party thereto); or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. No event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise, directly or indirectly, to or serve as a basis for the commencement of any such Proceeding. No Proceeding has ever been commenced by or against Seller related to the Transferred Assets or the Assumed Liabilities; and no Proceeding otherwise involving or relating to the Transferred Assets or the Assumed Liabilities has been pending or, to the Knowledge of Seller, threatened at any time. There is no Governmental Order to which the Transferred Assets or the Assumed Liabilities is subject. To the Knowledge of Seller, there is no proposed Governmental Order that, if issued or otherwise put into effect, would reasonably be expected to have an adverse effect on the Transferred Assets or the Transferred Business or on the ability of Seller to comply with or perform any covenant or obligation under this Agreement or any Ancillary Agreement, or could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

4.15 List of Active Advertisers. Solely with respect to the Transferred Assets, Section 4.15 of the Disclosure Schedule lists all of the active Advertisers as of 12:00 p.m. Eastern time on the day immediately prior to the Closing Date.

4.16 Negative Reviews. Section 4.16 of the Disclosure Schedule lists (i) all complaints filed against Seller with the Better Business Bureau and (ii) all other complaints received by Seller from Clients, Publishers and Advertisers, other than those received by Seller in the Ordinary Course of Business.

4.17 Title to Assets; Sufficiency of Assets. Seller owns all right, title and interest in and to all of the Transferred Assets free and clear of any Encumbrances other than Permitted Encumbrances. Seller has no Affiliates that own, license or use any assets that constitute or are used in or needed for the operation of the Websites. Except as set forth in Section 4.17 of the Disclosure Schedule, the Transferred

Assets constitute: (i) all of the material assets, properties, rights and interests that are used in the operation of the Websites other than the life insurance quoting engine, and (ii) all of the material assets, properties, rights and interests other than the life insurance quoting engine necessary for Purchaser to operate the Websites following the Closing Date in substantially the same manner as such operations are conducted as of the Closing Date.

4.18 Opinion. Prior to the execution of this Agreement, Seller has received the opinion from Raymond James & Associates to the effect that as of the date hereof and based on and subject to the matters set forth therein, the Purchase Price is fair to Seller from a financial point of view, which opinion has not been withdrawn as of the date hereof.

4.19 Brokers. Seller has not agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article V are true, correct and complete as of the date hereof or, if a representation or warranty is made as of a specified date, as of such date.

5.1 Due Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

5.2 Due Authorization. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder, and the Transactions have been duly and validly authorized by all necessary corporate action on the part of Purchaser. Purchaser has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement has been, and each of the Ancillary Agreements, when executed and assuming due authorization, execution and delivery by Seller, will be, duly executed and delivered by Purchaser and constitute valid and legally binding obligations of Purchaser enforceable in accordance with their respective terms, except as such enforceability may be subject to the rules of law governing specific performance, injunctive relief, or other equitable remedies.

5.3 No Conflict; Third Party Consents. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions will not (a) violate or conflict with the provisions of Purchaser’s articles of incorporation or bylaws, or (b) result in a material breach or violation by Purchaser of any of the terms, conditions or provisions of any applicable Legal Requirement, Governmental Authorization or Governmental Order. Purchaser is not required to give any notice to any Person, and no consent, approval or authorization of, or registration or filing with, any Person or Governmental Authority is required in connection with the execution, delivery or performance by Purchaser of this Agreement or any of the Ancillary Agreements or the consummation of the Transactions.

5.4 Source of Funds. Purchaser has sufficient immediately available funds to pay, in cash, the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to consummate all the Transactions.

5.5 Brokers. Purchaser has not agreed or become obligated to pay, or has taken any action that could reasonably be expected to result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee, or other similar commission or fee in connection with any of the Transactions.

5.6 No Breach. None of the Purchaser Officers has actual knowledge as of the date hereof that any of the representations or warranties of the Seller contained in this Agreement are untrue or inaccurate after due inquiry by such officer.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Access to Information. For a period of three years after the Closing, Purchaser shall (i) retain the Seller Records relating to periods prior to the Closing, and (ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, under the supervision of Purchaser’s personnel and in such a manner as not to interfere with the normal operations of the Business. In addition, Seller may retain a copy of the Seller Records following Closing for financial statement, regulatory or litigation purposes (the “Permitted Purposes”), but only if the copy of the Seller Records are kept confidential, are used solely for the Permitted Purposes, and are archived such that they are available to Seller’s employees who have a specific need to access such records for the Permitted Purposes

6.2 Confidentiality. Each of the Parties hereby agrees that this Agreement, the exhibits and schedules hereto, and any information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the Transactions, shall be governed by the terms of the letter agreement dated as of July 2, 2009 (the “Confidentiality Agreement”) between Seller and Purchaser. The Parties agree that the obligations of Purchaser under the Confidentiality Agreement shall terminate with respect to Information (as defined in the Confidentiality Agreement) relating exclusively to the Transferred Assets or the Business as of the Closing; provided, however, that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms with respect to any Information not relating exclusively to the Transferred Assets or the Business.

6.3 Non-Diminishment, Non-Solicitation and Non-Disparagement by Seller.

(a) For a period of three years from and after the Closing Date (the “Restricted Period”), neither Seller nor any of its respective officers, directors or 10% stockholders, other than Zions Bancorporation, will (i) engage in any actions or activities that could reasonably lead to the material diminishment of value of the Websites anywhere in the world, or (ii) operate any pay per click bidding, affiliate program or publisher accounts with lead aggregators or other entities under the name or password or account identifier after the Closing Date that is the same as any such account used in conjunction with any Website on or before the Closing Date. Seller hereby acknowledges and agrees that the geographic scope, market and duration of the foregoing non-compete covenant is fair and reasonable in light of the nature and scope of the operation of the Websites.

(b) During the Restricted Period, none of Seller or its Affiliates shall (i) take any action to solicit, directly or indirectly, any employee, contractor or consultant of Purchaser to terminate his, her or its employment or contractor or consulting relationship, as applicable, with Purchaser, other than through general solicitations by newspaper or similar advertisement or (ii) take any action to solicit any of the customers, vendors or suppliers of Purchaser to terminate or otherwise diminish their relationship with Purchaser. In addition, during the Restricted Period, neither Seller nor its officers, directors, employees, agents or Affiliates will hire, or otherwise enter into a contractor or consulting relationship with, the former contractor of Seller identified in Section 6.3(b) of the Disclosure Schedule.

(c) During the Restricted Period, Seller agrees not to make, directly or indirectly, any public statements, or direct or indirect communications with the intention that such statements or communications be or could be harmful to or reflect negatively on Purchaser and/or the Websites and/or the operation of the Websites.

(d) Seller has shared with Purchaser Seller’s Remaining Business (as defined below). The remaining business is defined and described on Schedule 6.3(d) (the “Remaining Business”). Purchaser agrees that Seller may engage in its Remaining Business, so long as its activities are consistent with this Section 6.3. Without limiting the foregoing, neither Seller nor any of its respective Affiliates shall directly or indirectly engage in any of the following:

(i) create or operate any website that is confusingly similar to or has a similar look and feel as the Websites (for the avoidance of doubt, meaning using the same font, colors or organizational structure on its website);

(ii) copy, display or use any articles or other content from the Websites on any website of Seller;

(iii) copy, recreate, or reverse engineer any tools or widgets on the Websites;

(iv) engage in any action that could reasonably damage any third party links to the Websites, including without limitation, any attempt to have such links removed or changed, informing the owner or operator of sites that link to the Websites that the Websites have been purchased by Purchaser (other than as set forth in Section 6.8), or soliciting or otherwise encouraging of sites that link to the Websites to link to any Seller website; provided that the restrictions of this subsection (iv) shall not apply with respect to any traffic affiliate of the Websites whose contract is listed on Schedule 6.3(d)(i).

In addition, Seller agrees that it shall not provide articles, tools, widgets, or other content to its current content syndication partners, which partners are listed on Schedule 6.3(d)(x), for the Restricted Period. Notwithstanding Section 6.3(d)(iii), Seller may create a life insurance calculator for use in its Remaining Business. Seller agrees to change the layout, look and feel of the “invitation to quote” life insurance quote start form (as it currently appears on the Websites) as it will be used by Seller in the life insurance quoting engine in its Remaining Business. In addition, Seller agrees to change the text in the lead form for the “invitation to quote” life insurance quote start form so that it is substantially different from the existing text.

(e) Seller agrees that it will destroy the following items on the later to occur of the Closing Date or the date when such item is no longer required by Seller to perform its obligations under the Transition Services Agreement:

(i) any and all content (including syndicated content) and code related to the Websites and notes, drafts and backup-up copies of any of the foregoing;

(ii) any and all records of changes to the Websites over time, including all records from Sellers change management system;

(iii) any and all records related to inbound, third party links to the Websites;

(iv) any and all website logs and other performance reports and records related to the Websites.

Notwithstanding the foregoing, Seller shall not need to destroy the items listed in the foregoing items (i), (iii) and (iv) to the extent the records must be retained for Permitted Purposes, but only if such records are kept confidential, are used solely for the Permitted Purposes and not for purposes of the Remaining Business, and are archived such that they are available to Seller’s employees who have a specific need to access such records for the Permitted Purposes. On an as needed basis for the Permitted Purposes and as reasonably requested by Seller, Purchaser shall provide Seller with copies of the items listed in the foregoing item (ii).

(f) Seller acknowledges that it will be impossible to measure in money the damage caused by any failure of Seller to comply with any of its covenants or obligations set forth in this Section 6.3, that each such obligation and covenant is material, and that in the event of any such failure, Purchaser will not have an adequate remedy at law. Therefore, Seller consents to the immediate issuance of an injunction or the immediate enforcement of other equitable remedies against it at the suit of Purchaser, without bond or other security, to compel performance of all of the terms of this Agreement or to restrain any breach or threatened breach of this Agreement. Seller waives the defense of the availability of relief in damages. Notwithstanding any provision to the contrary contained herein, prior to taking any action against Seller for any alleged violation of this Section 6.3 (other than a breach of Section 6.3(d)(iv), Purchaser will provide to Seller written notice of any such alleged violation and will give the Seller a reasonable period of time (but in no event more than seven Business Days) to cure such alleged violation, if curable. For the avoidance of doubt, breaches of Section 6.3(d)(iv) are not curable.

6.4 Non-Solicitation and Non-Disparagement by Purchaser.

(a) Purchaser hereby acknowledges and agrees that the geographic scope, market and duration of the foregoing covenant is fair and reasonable in light of the nature and scope of the operation of the Remaining Business.

(b) During the Restricted Period and with respect to the Remaining Business, Purchaser shall not take any action to actively solicit any employee, contractor or consultant of Seller to terminate his, her or its employment or contractor or consulting relationship, as applicable, with Seller.

(c) During the Restricted Period, Purchaser agrees not to make, directly or indirectly, any public statements, or direct or indirect communications with the intention that such statements or communications be or could be harmful to or reflect negatively on Seller and/or the Remaining Business.

6.5 Regulatory and Other Approvals; Novations and Consents.

(a) Authorizations and Consents. As promptly as practicable after the date hereof, Seller and Purchaser shall make all necessary or advisable filings with Governmental Authorities, and use reasonable best efforts to obtain all permits, approvals, authorizations and consents of all third parties, required to consummate the Transactions. Seller and Purchaser shall cooperate in good faith and use reasonable best efforts to furnish promptly to each other all information that is not otherwise available to the other Party and that such Party may reasonably request in connection with any such filing.

(b) Novation and Assignment of Contracts.

(i) Seller shall seek the transfer (by novation or assignment) of all Assumed Contracts from Seller to Purchaser, effective as of or as soon as practicable after the Closing Date. For each Assumed Contract, where consent of the other party or parties is required for assignment, Seller shall use reasonable best efforts to obtain the consent and approval of the other party or parties to that Assumed Contract to novate Seller’s obligations and rights to Purchaser, so that Purchaser is substituted for Seller under the Assumed Contract and Seller is relieved of all further Liabilities and rights. Failing approval for novation, Seller shall use reasonable best efforts to obtain all required consents and approvals for assignment of the Assumed Contract from Seller to Purchaser. Nothing in this Agreement shall be deemed to (x) require Seller to seek a novation or consent for assignment of a Contract which does not require such consent, or (y) constitute an assignment or novation of any Assumed Contract if the attempted assignment or novation thereof without consent of the other party thereto would constitute a breach thereof or would be ineffective with respect to any party to such Assumed Contract.

(ii) In the event any Assumed Contract cannot be transferred in accordance with Section 6.5(b)(i), then as of the Closing, this Agreement, to the extent permitted by applicable Legal Requirements and the terms of the Assumed Contract, shall constitute full and equitable assignment by Seller to Purchaser of all of Seller’s right, title and interest in and to, and assumption by Purchaser of all of Seller’s Liabilities (other than the Excluded Liabilities) under, such Assumed Contract, and Purchaser shall be deemed Seller’s agent for purpose of completing, fulfilling and discharging all of Seller’s liabilities thereunder. The Parties shall take all necessary steps and actions to provide Purchaser with the benefits of such Assumed Contract, and to relieve Seller of the performance and other obligations thereunder, including entry into subcontracts for the performance thereof. Any cost and expense associated with obtaining a novation or assignment of any Assumed Contract following the Term (as such term is defined in the Transition Services Agreement) pursuant to this Section 6.5 shall be borne exclusively by the Purchaser.

(c) Alternative to Assignment. In the event Seller shall be unable to make the transfer of one or more Assumed Contracts as described in Section 6.5(b), or if such attempted assignment would give rise to any right of termination on the part of the other party to such Assumed Contract, or would otherwise adversely affect the rights of Purchaser under such Assumed Contract, or would not assign all of Seller’s rights thereunder at the Closing, from and after the Closing, Seller and Purchaser shall continue to cooperate and use reasonable best efforts to obtain all consents and approvals required to provide Purchaser with all such rights. To the extent that any such consents and waivers are not obtained, or until the impediments to such assignment are resolved, Seller shall use reasonable best efforts to (i) provide to Purchaser, at the request of Purchaser, the benefits of any such Assumed Contract, (ii) cooperate in any lawful arrangement designed to provide such benefits to Purchaser and (iii) enforce, at the request of and for the account of Purchaser, any rights of Seller arising from any such Assumed Contract against any third Person (including any Governmental Authority) including the right to elect to terminate in accordance with the terms thereof upon the advice of Purchaser. To the extent that Purchaser is provided the benefits of any Assumed Contract referred to herein (whether from Seller or otherwise), Purchaser shall perform on behalf of Seller and for the benefit of any third Person (including any Governmental Authority) the obligations of Seller thereunder or in connection therewith.

6.6 Further Action. Each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver, or cause to be executed and delivered, such documents and other papers as may be required to carry out the provisions of this Agreement and consummate the Transactions.

6.7 Production of Witnesses and Individuals; Privilege Matters.

(a) From and after the Closing, Seller, on the one hand, and Purchaser, on the other hand, shall make available to each other, upon written request, their (and their Affiliates’) respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may be required in connection with any Proceeding in which the requesting Party may from time to time be involved relating to Seller or the Transferred Assets, prior to or after the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons and the Transferred Assets. The Parties agree to reimburse each other for reasonable and documented out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries, incurred by the other in connection with providing individuals and witnesses pursuant to this Section 6.7(a).

(b) Except as required pursuant to any applicable Legal Requirement, from and after the Closing, Purchaser shall not intentionally disclose, and shall not permit any of its Affiliates to disclose intentionally, any documents or other information (i) that, if disclosed, would cause a waiver of any privilege that could be asserted under applicable Legal Requirements if such waiver could reasonably be expected to have an adverse effect on Seller, (ii) related to the Excluded Assets or the Excluded Liabilities, (iii) related to the process of the sale of the Transferred Assets or (iv) related to a Third Party Claim, the defense of which has been assumed by Seller pursuant to Section 8.6.

6.8 Mail and Other Communications. Seller, on the one hand, and Purchaser, on the other hand, on behalf of itself and its Affiliates, authorizes Seller (and its officers, employees and agents), on the one hand, and Purchaser and its Affiliates (and their respective officers, directors, employees and agents), on the other hand, as the case may be, if any such Person receives any mail, telegram, package or other communication intended for another Party or such Party’s Affiliates and it is not readily apparent that such is the case, to open such communications and to retain the same to the extent that they relate to the business of the receiving Party. To the extent that any such communications relate to the business of the non-receiving Party, the receiving Party shall deliver such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) to the other Party. No Party shall open mail unambiguously intended for another Party and marked confidential or proprietary. The provisions of this Section 6.8 are not intended to, and shall not be deemed to, constitute an authorization by a Party to permit another Party to accept service of process on its behalf, and no Party is or shall be deemed to be the agent of another Party for service of process purposes.

6.9 Public Disclosure. On or after the date hereof, Seller shall issue a press release initially announcing the terms of this Agreement and the Transactions, which press release shall be approved by Purchaser prior to its issuance (such approval not to be unreasonably withheld, delayed or conditioned). Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public statement or disclosure shall use commercially reasonable efforts to consult with the other Party before issuing any such press release or making such public statement or disclosure and to cooperate with the other Party to accommodate any reasonable objections made thereto. The foregoing language shall not be deemed to restrict either Party from issuing any press release or otherwise making any public statement or any other public disclosure which is unrelated to this Agreement, any of the Transactions or the Transferred Assets.

6.10 Post-Closing Deliveries.

(a) Within 90 days after the Closing Date, Seller shall use its reasonable best efforts to deliver to Purchaser:

(i) evidence that the legal name of Seller has been changed to a name that does not include the words “Insure.com” or “Insure”; and

(ii) evidence that Seller’s Nasdaq trading symbol has been changed to something other than NSUR.

(b) Within seven days after the change of name as set forth in Section 6.10(a)(i) above, Seller shall submit to each insurance regulator for the 50 states and District of Columbia a change of name form and shall use its reasonable commercial efforts to ensure that such name changes become effective as soon as practicable thereafter.

ARTICLE VII

TAXES

7.1 Taxes Related to Purchase of the Transferred Assets. All state and local sales, use, gross-receipts, transfer, gains, excise, value-added or other similar taxes in connection with the transfer of the Transferred Assets and the assumption of the Assumed Liabilities, and all recording and filing fees that may be imposed by reason of the sale, transfer, assignment and delivery of the Transferred Assets (collectively, “Transfer Taxes”), shall be paid by Seller on or prior to their due date.

7.2 Proration of Personal Property Taxes. All personal property Taxes and assessments on the Transferred Assets for any taxable period commencing prior to the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be prorated between Purchaser, on the one hand, and Seller, on the other hand, as of the close of business on the Closing Date based on the best information then available, with (a) Seller’s being liable for such Taxes attributable to any portion of a Straddle Period ending on or prior to the Closing Date and (b) Purchaser’s being liable for such Taxes attributable to any portion of a Straddle Period beginning after the Closing Date. Information available after the Closing Date that alters the amount of Taxes due with respect to the Straddle Period will be taken into account and any change in the amount of such Taxes shall be prorated between Purchaser and Seller as set forth in the next sentence. All such prorations shall be allocated so that items relating to the portion of a Straddle Period ending on or prior to the Closing Date shall be allocated to Seller based upon the number of days in the Straddle Period on or prior to the Closing Date and items related to the portion of a Straddle Period beginning after the Closing Date shall be allocated to Purchaser based upon the number of days in the Straddle Period after the Closing Date. The amount of all such prorations shall, if able to be calculated on or prior to the Closing Date, be paid on the Closing Date or, if not able to be calculated on or prior to the Closing Date, be calculated and paid as soon as practicable thereafter.

7.3 Cooperation on Tax Matters. Seller and Purchaser shall (and shall cause their respective Affiliates to) reasonably cooperate with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other Party’s expense) in a timely fashion such personnel, Tax data, relevant Tax Returns or portions thereof and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (a) for the preparation by such other Party of any Tax Returns or (b) in connection with any Tax audit or proceeding affecting or concerning one Party (or an Affiliate thereof) to the extent such Tax audit or proceeding relates to or arises from the operation of the Business before the Closing Date and/or the transactions contemplated by this Agreement. Any information made available by one Party (or an Affiliate) to the other Party (or an Affiliate) pursuant to this Section 7.3 shall be held in strict confidence by such other Party (or Affiliate) and shall be used solely by such other Party (or Affiliate) only in connection with the reason for which it was requested.

7.4 Retention of Tax Records. After the Closing Date and until the third anniversary thereof, Purchaser shall retain possession of all accounting, business, financial and Tax records and information that come into existence after the Closing Date but relate to the Transferred Assets before the Closing Date. In addition, from and after the Closing Date, Purchaser shall provide to Seller and its accountants, counsel and representatives (after reasonable notice and during normal business hours and without charge to Seller) access to the books, records, documents and other information relating to the Transferred Assets as Seller may reasonably deem necessary to properly prepare for, file, prove, answer, prosecute and defend any Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer.

7.5 Allocation of Purchase Price and Purchase Price Allocation Forms. The Purchase Price, the Assumed Liabilities and other relevant items shall be allocated among the Transferred Assets in accordance with Section 1060 of the Code. Purchaser shall engage at its expense a nationally recognized valuation firm to conduct a valuation of the Transferred Assets. Based on such valuation, Purchaser shall prepare and deliver to Seller an allocation schedule setting forth Purchaser’s determination of the allocation (the “Allocation Schedule”) within ninety (90) days of the Closing Date or as soon thereafter as practicable, and Seller shall accept the Allocation Schedule to the extent that it is reasonable and consistent with the Code. The Allocation Schedule shall identify the transferor and transferee thereof, and shall be prepared in accordance with Treas. Reg. Section 1.1060-1 (or any comparable provision of state or local tax applicable Legal Requirements) or any successor provision. The Parties shall report the federal, state, local and other Tax consequences of the purchase and sale hereunder (including in filings on IRS Form 8594) in a manner consistent with the Allocation Schedule and shall not take any position inconsistent therewith in connection with any Tax Return, refund claim, litigation or otherwise, unless and to the extent required to do so pursuant to applicable law. Seller and Purchaser shall cooperate in the filing of any forms (including IRS Form 8594) with respect to such allocation.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival of Representations and Warranties. The representations and warranties of the parties contained in (i) Sections 4.1 (Due Organization; Power; No Subsidiaries; Etc.), 4.2 (Due Authorization), 4.18 (Title to Assets; Sufficiency of Assets), 4.19 (Brokers), 5.1 (Purchaser’s Due Organization), 5.2 (Purchaser’s Due Authorization) and 5.5 (Purchaser’s Brokers) shall survive the Closing without limitation, (ii) Section 4.10 (Tax Matters) (the representations collectively identified in subsections (i) and (ii), the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations for the matters covered thereunder, and (iii) all other representations and warranties, until the fourteen month anniversary of the Closing Date, provided that any claim made with reasonable specificity by the Person seeking to be indemnified within the time periods set forth in this Section 8.1 shall survive until such claim is finally and fully resolved. All covenants and agreements contained herein shall survive until fully discharged. The representations, warranties, covenants and obligations of Seller and the rights and remedies that may be exercised by any Purchaser Indemnified Party, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or any knowledge of, any Purchaser Indemnified Party or any of their Representatives.

8.2 Indemnification by Seller. Purchaser and its Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Purchaser Indemnified Party”) shall be indemnified and held harmless by Seller for and against any and all Liabilities, costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, and amounts paid in settlement (including any Liability relating to third-party claims), but excluding any incidental, liquidated, special, indirect, punitive or consequential damages or lost profits other than such damages to the extent included as part of an award, settlement, judgment or otherwise in connection with a Third Party Claim (each a “Loss” and, together, “Losses”), arising directly from or in connection with:

(a) the Excluded Liabilities or the Excluded Assets;

(b) the Breach of any representation or warranty made by Seller contained in this Agreement;

(c) the Breach of any covenant or agreement made by Seller contained in this Agreement;

(d) the ownership of or the operation of the Transferred Assets prior to the Closing Date;

(e) any act of fraud or willful misconduct by Seller or any officer, director or employee of Seller related to this Agreement or any of the Ancillary Agreements; or

(f) the Breach of any representation or warranty made by Seller in Section 4.6(o) (“Black Hat” SEO).

8.3 Indemnification by Purchaser. Seller and its Affiliates, Representatives, officers, directors, employees, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified and held harmless by Purchaser for and against any and all Losses, arising directly from or in connection with:

(a) the Assumed Liabilities or the Assumed Assets;

(b) the Breach of any representation or warranty made by Purchaser contained in this Agreement;

(c) the Breach of any covenant or agreement made by Purchaser contained in this Agreement; or

(d) the ownership of or the operation of the Transferred Assets from and after the Closing Date; or

(e) any act of fraud or willful misconduct by Purchaser or any officer, director or employee of Purchaser related to this Agreement or any of the Ancillary Agreements.

8.4 Limits on Indemnification.

(a) No claim may be asserted nor may any Proceeding be commenced against either Seller or Purchaser for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Proceeding is received by such party describing in reasonable detail the subject matter of such claim or Proceeding on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Proceeding is based ceases to survive as set forth in Section 8.1, irrespective of whether the subject matter of such claim or Proceeding shall have occurred before or after such date.

(b) Notwithstanding anything to the contrary contained in this Agreement:

(i) in the event of any breach or inaccuracy of any representation or warranty which includes any qualification as to “materiality” or “Material Adverse Effect” for purposes of determining the amount of any Loss with respect to such breach or inaccuracy, no effect will be given to such qualification as to “materiality” or a “Material Adverse Effect” contained therein (for the avoidance of doubt, such qualifications would continue to apply to the determination as to whether or not a breach or inaccuracy had occurred, but not in the determination of the amount of the Loss);

(ii) an Indemnifying Party shall not be liable for any claim for indemnification for monetary damages pursuant to Section 8.2(b), 8.2(f) or 8.3(b) unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $100,000 (the “Deductible”), after which the Indemnifying Party shall be liable for the full amount of such Loss in excess of the Deductible;

(iii) the maximum aggregate amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.2(b) or 8.3(b) shall be equal to $1,500,000; provided, however, that in connection with: (A) a Breach of the representations and warranties contained in Sections 4.2 (Due Authorization) or 5.2 (Purchaser’s Due Authorization), the maximum amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party shall be equal to $16,000,000; and (B) (1) a Breach of a Specified Representation other than Sections 4.2 (Due Authorization) or 5.2 (Purchaser’s Due Authorization) or (2) any Breach of which the Indemnifying Party had engaged in fraud or willful misconduct prior to the date hereof, the maximum amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 8.2(b) or 8.3(b) shall not be subject to such limit;

(iv) the maximum amount of monetary damages for indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the cause set forth in Section 8.2(f) shall not be subject to limit but the obligation to provide indemnification for such Losses shall expire on the fourteen month anniversary of the Closing;

(v) notwithstanding the foregoing, the limitations on damages set forth in Section 8.4(b)(ii) and (iii) shall not apply to Losses arising from the causes set forth in Article VII or in Sections 8.2(a), (c), (d) or (e) or 8.3(a), (c), (d) or (e).

(c) Seller (including any officer or director of Seller) shall not have any right of contribution, indemnification or right of advancement from Purchaser or any other Purchaser Indemnified Party with respect to any Loss claimed by a Purchaser Indemnified Party. Purchaser (including any officer or director of Purchaser) shall not have any right of contribution, indemnification or right of advancement from Seller or any other Seller Indemnified Party with respect to any Loss claimed by a Seller Indemnified Party.

(d) Each payment by an Indemnifying Party made pursuant to this Article VIII shall be reduced to the extent of any (i) insurance proceeds actually received by Purchaser or Seller, as applicable; (ii) tax benefits which are reasonably ascertainable following a review of the Indemnified Party’s entire Tax liabilities or (iii) reimbursements or similar payments actually received by Purchaser or Seller, as applicable, from a third party with respect to such payment; provided, however, Purchaser and Seller shall not have an obligation to seek any payments from, or take action with respect to, any insurance policies or third parties in lieu of or as a condition to receiving a payment from an Indemnifying Party under this Article VIII and any such action shall be at the sole and absolute discretion of Purchaser or Seller, as applicable.

8.5 Notice of Loss.

(a) An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (an “Indemnification Claim Notice”). Any failure on the part of an Indemnified Party to provide notice promptly shall not limit any of the obligations of the Indemnifying Party, except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend such claim.

(b) In the event that the Indemnifying Party shall not dispute any Losses or amounts in the Indemnification Claim Notice, the Indemnifying Party shall as soon as practicable, but in no event greater than 30 calendar days from receipt of the Indemnification Claim Notice, remit payment of the amounts of Loss to the Indemnified Party.

(c) In the event that the Indemnifying Party shall disagree with any Losses or amounts in the Indemnification Claim Notice within 30 calendar days following receipt of the Indemnification Claim Notice, the Indemnifying Party may deliver a notice of such disagreement (an “Indemnification Claim Dispute”) setting forth, in reasonable detail and to the extent practicable, each item or amount of Loss so disputed by the Indemnifying Party. In the event that the Indemnifying Party shall deliver to the Indemnified Party an Indemnification Claim Dispute, the Indemnified Party may either: (1) elect to negotiate any disputed item(s) and amount(s) of Loss or (2) refer any disputed item(s) and amount(s) to arbitration as set forth in Section 8.5(e) below for resolution in accordance with the terms and conditions thereof.

(d) In the event that the Indemnifying Party and the Indemnified Party shall reach agreement on any of the disputed items and amounts of Loss set forth in the Indemnification Claim Notice, then (A) the Indemnifying Party and the Indemnified Party shall (1) execute a memorandum setting forth the resolved item(s) and/or amount(s) of Loss and (2) refer any remaining disputed item(s) and amount(s) to arbitration as set forth in Section 8.5(e) below for resolution in accordance with the terms and conditions thereof and (B) the Indemnifying Party shall within 30 calendar days of the execution of such memorandum make the payment to the Indemnified Party of the agreed upon amount.

(e) Resolution of Conflicts.

(i) If no agreement between the Indemnifying Party and the Indemnified Party on the Losses set forth in the Indemnification Claim Notice can be reached after good faith negotiation and within 30 calendar days after delivery of an Indemnification Claim Notice, either the Indemnifying Party or the Indemnified Party may demand arbitration of the matter unless the amount of the Loss that is at issue is the subject of a pending litigation with a Third Party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be determined by arbitration conducted by one arbitrator mutually agreeable to the Indemnifying Party and the Indemnified Party. In the event that, within 30 calendar days after submission of any dispute to arbitration, the Indemnifying Party and the Indemnified Party cannot mutually agree on one arbitrator, then, within 15 calendar days after the end of such 30 calendar day period, the Indemnified Party shall select one arbitrator, and the Indemnifying Party shall select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If either the Indemnifying Party or the Indemnified Party fails to select an arbitrator during this 15 calendar day period, then the Indemnifying Party and the Indemnified Party agree that the arbitration will be conducted by one arbitrator selected by the Indemnifying Party or the Indemnified Party, as appropriate. Even after any arbitration begins, the Indemnifying Party and the Indemnified Party shall retain the right to come to an agreement upon the rights of the respective parties with respect to each of such claims. Upon reaching such agreement, a memorandum setting forth such agreement shall be prepared and signed by both parties and the arbitration shall cease.

(ii) Any such arbitration shall be held in San Francisco, California, under the rules then in effect of the American Arbitration Association. Unless otherwise determined by applicable law, the arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information in a reasonably expeditious and cost-effective manner from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent California State court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in the Indemnification Claim Notice shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Within 30 calendar days of a decision of the arbitrator(s) requiring payment by the Indemnifying Party, the Indemnifying Party shall make the payment to the Indemnified Party.

(iii) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Indemnifying Party and the Indemnified Party under this Article VIII.

8.6 Third Party Claims. If an Indemnified Party shall receive notice of any Proceeding, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this Article VIII, the Indemnified Party shall give the Indemnifying Party prompt written notice of such Third Party Claim stating in reasonable detail the amount of the Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. The Indemnifying Party shall be entitled to control the defense of such Third Party Claim through counsel of its choice at its own expense provided that the Indemnifying Party acknowledges its responsibility to indemnify the Indemnified Party for such Third Party Claim. If the Indemnifying Party so undertakes any such defense against a Third Party Claim, the Indemnified Party may participate in such defense at its own expense. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party does not undertake the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of such Third Party Claim unless the Indemnifying Party consents in writing to such payment, such consent not to be unreasonably withheld, or unless the Indemnifying Party withdraws from the defense of such Third Party Claim Liability or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Third Party Claim. If the Indemnifying Party assumes the defense of any such claims or proceeding pursuant to this Section 8.6, the Indemnifying Party shall have the power and authority to settle or consent to the entry of judgment in respect of such claim or proceeding without the consent of the Indemnified Party if the judgment or settlement results only in the payment by the Indemnifying Party of money damages and includes a release of the Indemnified Party from any and all liability thereunder, and, in all other events, the Indemnifying Party shall not consent to the entry of judgment or enter into any settlement in respect of a Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.

8.7 Exclusive Remedy. Except as otherwise provided herein, Purchaser and Seller acknowledge and agree that following the Closing, the indemnification provisions of Section 8.2 and Section 8.3 shall be the sole and exclusive remedies of Purchaser and Seller for any breach by the other Party of the representations and warranties in this Agreement and for any failure by the other Party to perform and comply with any covenants and agreements in this Agreement, except that (a) if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or equity and (b) the foregoing clause shall not be deemed a waiver by any Party of any right or remedy arising by reason of any claim of fraud or intentional misrepresentation or intentional omissions with respect to this Agreement.

8.8 Characterization of Indemnification Payments. Purchaser and Seller agree to treat any payment made under this Article VIII as an adjustment to the Purchase Price.

8.9 Setoff. In addition to any rights of setoff or other rights that an Indemnified Party may have at common law or otherwise against an Indemnifying Party, each party shall have the right to withhold and deduct any sum that may be owed by such party to the other party under Article VII or this Article VIII from any amounts owed to the other whether constituting the Anniversary Payment in the case of the Purchaser or the Transition Services Agreement in the case of the Seller; provided that, unless otherwise agreed by each party, the amount of any indemnifiable Losses arising out of or resulting from the causes set forth in Section 8.2 shall be so withheld and deducted from the Anniversary Payment and the amount of any indemnifiable Losses arising out of or resulting from the causes set forth in Section 8.3 shall be so withheld and deducted from the Transition Services Agreement to the maximum extent of the amount then owed; provided further, that in the event that a party proposes to set off any such sum owed, (a) such party shall provide prior written notice of the proposed setoff to the other party specifying in reasonable detail the amount and basis thereof and (b) such party shall not be obligated to pay to the other party such amount until the amount owed by the party under this Article VIII is finally determined in accordance with the provisions of this Article VIII; provided, that in the case of the Purchaser, Purchaser shall remain obligated, in accordance with Section 3.2, to timely pay the balance of the Anniversary Payment not subject to a pending, or finally determined, setoff claim pursuant to this Section 8.9, and in the case of the Seller, Seller shall remain obligated to timely pay the sums otherwise due Purchaser under the Transition Services Agreement not subject to a pending, or finally determined, setoff claim pursuant to this Section 8.9.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt between 9:00 am and 5:00 pm local time on a Business Day, or at 9:00 am local time on the next Business Day if delivered other than between 9:00 am and 5:00 pm local time on a Business Day) by delivery in person, by an internationally recognized overnight courier service (postage prepaid), by facsimile (with a copy (which shall not constitute notice) sent via another approved method identified in this Section 9.1) or registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.1):

(a)	if to Seller:

Insure.com, Inc.

8205 South Cass Avenue, Suite 102

Darien, Illinois 60561

Facsimile: (630) 515-0276

Attention: President

with a copy (which shall not constitute notice) to:

Duane Morris LLP

190 South LaSalle Street

Suite 3700

Chicago, Illinois 60606

Facsimile: (312) 277-6486

Attention: David J. Kaufman. Esq.

(b)	if to Purchaser:

QuinStreet, Inc.

1051 East Hillsdale Blvd

Foster City, California 94404

Facsimile: (650) 350-1423

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Howard Rice Nemerovski Canady Falk & Rabkin, A Professional Corporation

3 Embarcadero Center, 7th Floor

San Francisco, California 94111

Facsimile: (415) 217-5910

Attention: Edward Deibert, Esq.

9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable Legal Requirement or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

9.3 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, including, without limitation, any due diligence materials or letters of intent, both written and oral, between Seller and Purchaser with respect to the subject matter hereof and thereof.

9.4 Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Purchaser (which consent may not be unreasonably withheld), as the case may be; provided, however, that, Purchaser may assign this Agreement to an Affiliate or in connection with a change of control or the sale of all or substantially all of its assets without the consent of Seller.

9.5 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Purchaser or (b) by a waiver in accordance with Section 9.6.

9.6 Waiver. Either Seller or Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Party pursuant hereto or (c) waive compliance with any of the agreements of the other Party or conditions to such Party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Seller or Purchaser to assert any of their rights hereunder shall not constitute a waiver of any of such rights.

9.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied (including the provisions of Article VIII), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

9.8 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

9.9 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses.

9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without reference to principles of conflicts of laws) and any action brought to enforce any provision of this Agreement shall be commenced and maintained only in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware. The Parties agree and consent to the exclusive jurisdiction of such courts and agree not to plead in any action related to this Agreement that such courts are an unfit or inconvenient forum for the resolution of any such action.

9.11 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions. Each of the Parties hereby (a) certifies that no representative of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.11.

9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in two or more counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

9.13 Further Assurances. Each Party shall execute and/or cause to be delivered to each other Party such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the Transactions.

9.14 Attorney Fees. If any Proceeding relating to this Agreement or any of the Ancillary Agreements or the enforcement of any provision of any of this Agreement or any of the Ancillary Agreements is brought against any Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

INSURE.COM, INC., a Delaware corporation

By:	/s/ Robert S. Bland
Name:	Robert S. Bland
Tile:	Chief Executive Officer

PURCHASER:

QUINSTREET, INC., a California corporation

By:	/s/ Daniel E. Caul
Name:	Daniel E. Caul
Tile:	Senior Vice President & General Counsel